NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on August 30, 2010, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on August 2, 2010 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the mandatory exchange / mandatory separate trading of Global Ship Lease, Inc., which became effective before the opening on August 2, 2010, each unit (each consisting of one Common Share and one Warrant) of Global Ship Lease, Inc. was exchanged for one share of Class A Common Stock and one Warrant of Global Ship Lease, Inc. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on August 2, 2010.